EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Current Report on Form 8-K of our report dated March 16, 2006, relating to the financial statements of Raptor Pharmaceutical, Inc. which appears in such Current Report of Highland Clan Creations Corp. on Form 8-K dated May 25, 2006.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California
May 25, 2006